Exhibit 5.1

February 8, 2012

Biomerica, Inc.

17571 Von Karman Avenue

Irvine, CA 92614

Ladies and Gentlemen:

This firm is counsel for Biomerica, Inc., a Delaware corporation (the “Company”), and as such we have advised the Company in connection with the registration on a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) relating to an aggregate of 850,000 shares of common stock, $.08 par value per share (the “Shares”), of the Company, issuable under the Biomerica, Inc. 2010 Stock Incentive Plan (the “Plan”).

We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of the Plan and all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

Based upon and subject to the foregoing, we are of the opinion that the Company has duly authorized for issuance the Shares covered by the Registration Statement to be issued under the Plan, as described in the Registration Statement, and such Shares, when issued and paid for in accordance with the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Very truly yours,

Rich May, a Professional Corporation